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                                                                   EXHIBIT 3.1.3

           FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                           CLEARCOMMERCE CORPORATION

     ClearCommerce Corporation, a corporation organized and existing under laws of the State of Delaware, hereby certifies as follows:

     A.  The name of the Corporation is ClearCommerce Corporation.
ClearCommerce Corporation was originally incorporated under the name Outreach Communications Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the state of Delaware on September 21, 1995, and was amended and restated on September 15, 1997, January 8, 1999 and December 30, 1999.

     B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

     The name of this corporation is ClearCommerce Corporation.

                                  ARTICLE II

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 105,000,000 shares. 100,000,000 shares shall be Common Stock, par value $.001 per share, and 5,000,000 shares shall be Preferred Stock, par value $.001 per share.

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume

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the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

     a. the distinctive designation of such class or series and the number of shares to constitute such class or series;

     b. the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

     c. the right or obligation, if any, of this corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption; including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

     d. the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation and the relative rights of priority, if any of payment of shares of that series;

     e. the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock or any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     f. the obligation, if any, of this corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of similar nature or otherwise, and the terms and conditions of such obligations;

     g. voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock including multiple or fractional votes per share;

     h. Limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

     i. Such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.


                                   ARTICLE V

          1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

     Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

     The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

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     2.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of this corporation.

     3. The directors of this corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

     4. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

     5. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

     6. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

     7. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

                                  ARTICLE VI

     Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend or repeal Article v or this Article VI.

                                  ARTICLE VII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VI of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

                                 ARTICLE VIII

     The corporation is to have perpetival existence.

                                  ARTICLE IX

          1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

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     2.   To the fullest extent permitted by law this corporation may indemnify
(and advance expenses to) any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or other agent of this corporation or any predecessor of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification).

     3. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

     IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been signed this ____ day of ______________, 2000.



                                    ClearCommerce Corporation



                                    By:
                                       ----------------------------------------
                                         Robert J. Lynch
                                         President and Chief Executive Officer


ATTEST:



-------------------------------
Michael S. Grajeda, Secretary

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